Exhibit 99.1

ANN ARBOR, Mich., Dec. 04, 2024 (GLOBE NEWSWIRE) — via IBN — The Coretec Group, Inc. (OTCQB: CRTG) (“Coretec” or the “Company”) has taken a decisive step toward global leadership in energy innovation with the acquisition of a controlling stake in KIB Plug Energy Co., Ltd. (“KIB Plug Energy”), a prominent KOSPI-listed enterprise in South Korea. This transformative acquisition, coupled with a strategic restructuring of its Core Optics subsidiary and upcoming funding initiatives, solidifies Coretec’s status as a global powerhouse in energy and technology. KIB Plug Energy operates across 53 countries, offering design, engineering and manufacturing services, as well as maintenance solutions for chemical and petroleum production plants. Over the past five years, the company has maintained annual revenues exceeding US$70million, underscoring its financial stability and growth trajectory.

Strategic Leap: Acquisition of KIB Plug Energy

Coretec’s acquisition of KIB Plug Energy cements its position as the largest shareholder of the company, paving the way for breakthroughs in the energy and industrial sectors. The transaction includes:

1. 17,957,581 shares, fully paid and deposited into The Coretec Group Security Account.

● Purchase Price: 8,500,000,000 KRW (US$6,041,222.46)

2. An additional 24,000,000 shares, to be acquired via a Share Purchase Agreement (SPA) with Open Asia Co., Ltd., KIB Plug Energy’s largest shareholder.

● Contract Deposit (Completed): 1,560,000,000 KRW (US$1,108,742)
● Second Payment (Completed): 1,560,000,000 KRW (US$1,108,742)

Total Transaction Value: 15,600,000,000 KRW (US$11,087,420.04)

Grand Total: 25,660,000,000 KRW (US$18,237,348.51)

*Ongoing Negotiations:

● 34,000,000 shares (to be acquired from various shareholders).*

In alignment with this acquisition, Coretec secured US$8.37 million through a private placement of Series D Convertible Preferred Stock. The proceeds were strategically allocated to acquire KIB Plug Energy shares, now held in Coretec’s securities account.

Financial Highlights of KIB Plug Energy (K-IFRS Audited) (USD)

Year	Revenue	Net Income
2022	$75,103,056	$8,017,058
2023	$97,547,974	$10,305,615
Growth YoY	+29.9%	+28.5

[Exchange Rate: 1 USD = 1407 KRW]

KIB Plug Energy’s portfolio encompasses cutting-edge energy and industrial solutions, including:

● Shell and tube heat exchangers
● Waste heat boilers
● Towers and columns
● Pressure vessels and reactors

Leadership Transformation: Pioneering the Future

Coretec’s influence at KIB Plug Energy will deepen on Dec. 13, 2024, with the appointment of four new board members at KIB Plug Energy’s shareholders’ meeting. The new leadership team includes:

● Michael Ussery, CEO of Coretec
● Dr. Seonkee Kim, Co-Chairman of Coretec
●Youngsun Yoo, Senior Vice President of Finance of Coretec
● Jungmin Lee, COO of Coretec

This enhanced leadership underscores Coretec’s commitment to innovation, operational excellence and global market expansion. Ambassador Michael Ussery brings extensive expertise to KIB Plug Energy as a former U.S. Ambassador to Morocco and a leader in international development. He has driven transformative initiatives across multiple regions, founded enterprises and non-profits, and advised seven countries, the U.S. State Department, and corporations. His board roles include Safi Apparel, Corium Distribution UK, and Healixa, and he previously served as a global advisor to General Dynamics and led revitalization efforts for distressed firms through the Romania Moldova Direct Fund.

Dr. Seonkee Kim is a visionary leader in energy and technology, with a distinguished career spanning finance, technology and academia. His pioneering work at FIST Global advanced risk management and derivatives modeling, while his groundbreaking contributions to battery technology have been instrumental in establishing a U.S.-based gigafactory for sustainable energy solutions. Dr. Kim holds a Ph.D. in Finance from NYU’s Stern School of Business and degrees from Seoul National University.

Mr. Youngsun Yoo brings over 30 years of expertise in global finance, corporate leadership and strategic management. As CFO and Vice President of Hapchun Food Co., Ltd., he has excelled in financial oversight and strategic planning. His career includes senior roles at Hana Bank, HSBC, and Royal Bank of Canada, leading initiatives in risk management and international finance. A graduate of NYU’s Stern School of Business with an MBA in Finance and International Business, Mr. Yoo also holds a degree in Economics from Sungkyunkwan University.

Giga-Scale U.S. Battery Manufacturing Initiative

In response to the surging global demand for advanced energy storage, Coretec intends to launch a giga-scale battery manufacturing facility in the United States, supported by planned federal and state partnerships. This initiative underscores Coretec’s commitment to clean energy innovation and positions the Company as a key driver in the energy transition.

Reshaping Core Optics for New Horizons

Coretec is restructuring its Core Optics subsidiary, known for its expertise in compact camera modules (CCMs), to maximize efficiency and unlock new revenue streams. By enhancing its capabilities in testing and calibration equipment, Core Optics will play a pivotal role in Coretec’s growth strategy and its expansion into advanced technology markets.

A Vision of Growth and Innovation

With its acquisition of KIB Plug Energy, the restructuring of Core Optics, and its ambitious plans for a GIGA-scale battery plant, Coretec is poised for unprecedented growth. Consolidated annual revenues are projected to surpass US$100 million, driving significant profitability to fuel the next wave of expansion.

“This acquisition marks a transformative moment in our journey,” said Dr. Kim, co-chairman of Coretec. “We are redefining the energy landscape through groundbreaking innovations and a relentless commitment to sustainable solutions.”

About The Coretec Group

The Coretec Group, Inc., headquartered in Ann Arbor, Michigan, specializes in the development of engineered silicon for advanced applications. Through its proprietary Endurion program, Coretec is creating silicon anodes for lithium-ion batteries designed to charge faster and last longer, with the potential to revolutionize the electric vehicle (EV) market and other energy storage applications. For more information, please visit thecoretecgroup.com.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

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